Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:

Marvin E. Dee

Chief Financial Officer

612/617-8571

marvin.dee@hawkinsinc.com

Jennifer A. Weichert

Weichert Financial Relations, Inc.

651/686-9751

weichertfr@aol.com

HAWKINS, INC. REPORTS POSITIVE

FISCAL 2004 FIRST QUARTER RESULTS

Minneapolis, MN, August 13, 2003 – Hawkins, Inc.  (Nasdaq:  HWKN) today announced sales of $29.1 million for its first quarter ended June 30, 2003, an increase of nearly seven percent over the $27.3 million in sales for last year’s first quarter.

Net income for the fiscal 2004 first quarter equaled $2,792,016, or $0.27 per share, compared to net income of $2,574,395, or $0.25 per share, for the comparable period a year ago.

John R. Hawkins, chairman and chief executive officer, commented, “We are benefiting from the infrastructure building undertaken over the past several years. The new Red Rock facility, located in St. Paul, Minnesota, has been successful as the consolidation under one roof has improved communication, operating efficiencies and customer service. Additionally, the expansion into Illinois and Nebraska by our water treatment group is in line with our investment strategy to grow the water treatment, food and pharmaceutical areas.”

“As part of our ongoing evolution, we continue to invest in infrastructure necessary to grow.  The Company is currently in the process of evaluating Enterprise Resource Planning and Business Intelligence systems and intends to implement both systems to improve internal business processes and information.  These additions to infrastructure are targeted at maintaining our focus on profitably meeting our customers requirements,” Hawkins continued. “I feel very positive about our prospects for fiscal 2004.”

Hawkins, Inc. is a progressive concern supplying chemicals, delivery systems and expertise to improve the environment, create alternative solutions for delivery and assist customers in creating new offerings across many markets. Our primary focus has traditionally been on the sale, delivery and safe handling of bulk chemicals. Today, the Company is becoming more specialized, working with customers with very exacting specifications seeking appropriate and innovative alternatives to meet their respective needs.

Hawkins serves customers on a relatively regional basis in the Industrial sector in the fields of energy, electronics, chemical processing, pulp and paper, medical devices and plating.  Food manufacturers and processing plants, as well as pharmaceutical concerns across the nation, also benefit from Hawkins’ expertise.  The Water Treatment Group specializes in providing equipment, chemicals and solutions to problems for potable water, municipal and industrial wastewater, industrial process water and non-residential swimming pool water.

Hawkins is headquartered in Minneapolis, Minnesota.  The Company operates fourteen facilities in Iowa, Illinois, Minnesota, Montana, Nebraska, North Dakota, South Dakota and Wisconsin and services customers in Upper Michigan, Kansas and Wyoming as well.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements by their nature involve substantial risks and uncertainties as described by Hawkins’ periodic filings.  Actual results may differ materially depending on a variety of factors, including, but not limited to the following:  the achievement of Hawkins’ projected operating results, the achievement of efficient volume production and related sales revenue, and the ability of Hawkins to identify and successfully pursue other business opportunities.  Additional information with respect to the risks and uncertainties faced by Hawkins may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company’s filings with the Securities and Exchange Commission including Hawkins’ Report on Form 10-K for the period ended March 30, 2003, Forms 10-Q, and other SEC filings.

HAWKINS, INC.

CONDENSED STATEMENTS OF INCOME

	Quarters Ended
	June 30, 2003	June 30, 2002

Sales	$29,066,867	$27,282,901

Cost of sales	20,630,734	19,531,775

Gross margin	8,436,133	7,751,126

Selling, general and administrative expenses	4,192,655	3,795,835

Income from operations	4,243,478	3,955,291

Investment income, net	222,538	131,104

Income before income taxes	4,466,016	4,086,395

Provision for income taxes	1,674,000	1,512,000

Net income	$2,792,016	$2,574,395

Weighted average number of shares outstanding	10,216,688	10,216,688

Earnings per share – basic and diluted	$0.27	$0.25

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